MDU Resources Announces Record November Construction Backlog

BISMARCK, N.D. - Dec. 18, 2018 - MDU Resources Group, Inc. (NYSE: MDU) today announced that its construction businesses have record November combined backlog of $1.6 billion as of Nov. 30, 2018, compared to backlog of $1.1 billion at the same time last year.

MDU Resources’ construction services subsidiary, MDU Construction Services Group, had backlog of $929 million, a 34 percent increase over $694 million at Nov. 30, 2017. Construction materials subsidiary Knife River Corporation had backlog of $681 million at Nov. 30, 2018, a 58 percent increase over $430 million last year.

“Our construction businesses are experiencing a very strong year and are well-positioned heading into 2019,” said David L. Goodin, president and CEO of MDU Resources. “We continue to see an active bidding environment and are pleased with the ongoing growth in backlog.”

MDU Construction Services Group continues to see new project opportunities across its diverse operations, particularly in specialty electrical and mechanical contracting for the hospitality and gaming, high-tech, mission critical, higher education and health care industries. Its outside power, communications and natural gas specialty operations also have a high volume of work.

Knife River Corporation has benefited from bidding opportunities in each of its regions. Its November 2018 backlog features work for state transportation departments, airports, the military, homebuilders and commercial developers, including a:

•	$29 million project on Interstate 84 in Oregon.

•	$21 million project on Interstate 84 in Idaho.

•	$20 million project on an Iowa airport runway.

•	$16 million highway project in Texas.

“In addition to capturing and successfully performing more work, we expect to continue growing through acquisitions in 2019,” Goodin said. “We added four companies at Knife River in 2018 and are evaluating additional acquisition opportunities in both construction materials and construction services.”

Forward-Looking Statements
The information in this release includes certain forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements by the president and CEO as well as information about backlog. Backlog consists of the uncompleted portion of services to be performed under job-specific contracts. Contracts are subject to delay, default or cancellation and the contracts in the company's backlog are subject to changes in the scope of services to be provided as well as adjustments to the costs relating to the applicable contracts. Backlog may also be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond the company's control. Accordingly, there is no assurance that backlog will be realized. The timing of contract awards, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any given point in time may not accurately represent the revenue or net income that is recognized in any period and the backlog as of the end of the year may not be indicative of the revenue and net income expected to be earned in the following year and should not be relied upon as a stand-alone indicator of future revenues or net income. Although the company believes its expectations are based on reasonable assumptions, actual results may differ materially. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A - Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact:
Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Media Contacts:
Laura Lueder, MDU Resources manager of communications and public relations, 701-530-1095
Tony Spilde, Knife River communications, 541-693-5949

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